Prospectus Supplement No. 1 (to prospectus dated May 26, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-256518

DIGITAL MEDIA SOLUTIONS, INC.
3,436,767 Shares of Class A Common Stock

This prospectus supplement relates to the prospectus dated May 26, 2021, as supplemented thereafter (the “Prospectus”), related to the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 3,436,767 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Digital Media Solutions, Inc., a Delaware corporation (“DMS”).
This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in DMS’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2021, which is attached to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
The Class A Common Stock and DMS warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________________________________
FORM 8-K
__________________________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 28, 2021 (June 24, 2021)
__________________________________________________________________________
Digital Media Solutions, Inc.
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)
(877) 236-8632
(Registrant’s telephone number, including area code)
__________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 24, 2021, Digital Media Solutions, Inc. (the “Company”) held its 2021 annual meeting of stockholders (the “Annual Meeting”). A total of 61,298,663 shares of the Company’s Class A and Class B common stock were entitled to vote as of April 26, 2021, the record date for the Annual Meeting. There were 57,589,384 shares voted at the Annual Meeting, at which the stockholders were asked to vote on two proposals. Set forth below are the matters acted upon by the stockholders at the Annual Meeting, and the final voting results of each such proposal.

i.The following directors were elected at the Annual Meeting and the voting for each director was as follows:

NOMINEES	FOR	WITHHELD	BROKER NON VOTES
Joseph Marinucci	56,432,241	304,034	853,109
Fernando Borghese	56,432,280	303,995	853,109
Robbie Isenberg	56,431,940	304,335	853,109
James Miller	56,432,331	303,944	853,109
Mary Minnick	56,440,488	295,787	853,109
Lyndon Lea	56,447,041	289,234	853,109
Robert Darwent	56,446,987	289,288	853,109

ii.The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 was ratified by the following vote:

FOR	AGAINST	ABSTAIN
57,586,516	1,868	1,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2021

Digital Media Solutions, Inc.

/s/ Anthony Saldana
Name:	Anthony Saldana
Title:	General Counsel and Secretary